Filed pursuant to Rule 424(b)(5)
                                                File Number 333-42877

PROSPECTUS

                                 413,201 shares

                         STANLEY FURNITURE COMPANY, INC.

                                  COMMON STOCK

         This Prospectus relates to 413,201 shares (the "Shares") of common stock $.02 par value per share (the "Common Stock") of Stanley Furniture Company, Inc. (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Common Stock is quoted on the Nasdaq Stock Market under the symbol "STLY", on December 29, 1997 the last reported sales price of the Common Stock was $28.00.

         The Selling Stockholders have advised the Company that the Shares may be sold from time to time in transactions on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. (See "Plan of Distribution.")


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                The date of this Prospectus is December 30, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

     (a) the annual report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) the quarterly reports on Form 10-Q for the quarterly periods ended September 28, 1997, June 29, 1997 and March 30, 1997;

     (c)  the current report on Form 8-K dated December 2, 1997;

     (d) the description of Common Stock set forth in the Company's Registration Statement filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus

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



to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168, Attention: Secretary (telephone (540) 627-2000).

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




                                   THE COMPANY

         The Company is a leading designer and manufacturer of residential furniture exclusively targeted at the upper-medium price range. The Company offers diversified product lines across all major style and product categories within this price range. Its product depth and extensive style selections make the Company a complete furniture resource for retailers in its price range, and allow the Company to respond more quickly to shifting consumer preferences. The Company has established a broad distribution network in the United States that includes independent furniture stores, department stores, and national and regional furniture chains. To produce its products and support its broad distribution network, the Company has developed efficient and flexible manufacturing processes that it believes are unique in the furniture industry. The Company emphasizes continuous improvement in its manufacturing processes to enable it to continue providing competitive advantages to its customers, such as quick delivery, reduced inventory investment, high quality, and value.

         The Company's executive offices are located at 1641 Fairystone Park Highway, Stanleytown, Virginia 24168. The telephone number is (540) 627-2000.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus. The number of shares of Common Stock offered pursuant to this Prospectus for the account of the Selling Stockholders equals the total number of shares of Common Stock owned by the Selling Stockholders as of the date of this Prospectus.

                                   Common Stock Ownership Prior to the Offering


                            Name                                        Number      Percentage of
                            ----                                        ------      Common Stock
                                                                                    Outstanding
                                                                                    -----------
ML-Lee Acquisition Fund, L.P.                                          400,719         11.7%
ML-Lee Acquisition Fund II, L.P.                                         3,461          (1)


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



                            Name                                        Number      Percentage of
                            ----                                        ------      Common Stock
                                                                                    Outstanding
                                                                                    -----------

ML-Lee Acquisition Fund (Retirement                                      2,773          (1)
Accounts) II, L.P.
                                                                         2,797          (1)
State Street Bank & Trust Company of
         Connecticut, N.A., Not Individually,
         But as Trustee for the 1989 Thomas
         H. Lee Nominee Trust, Dated 9/29/89
John W. Childs                                                             798          (1)
David V. Harkins (2)                                                       532          (1)
Thomas R. Shepherd                                                         265          (1)
Glenn H. Hutchins                                                          532          (1)
Scott A. Schoen                                                            318          (1)
C. Hunter Boll (2)                                                         318          (1)
Anthony J. DiNovi                                                          149          (1)
Jason Harkins                                                              149          (1)
Jessica Harkins                                                            149          (1)
Paxman & Co.                                                               241          (1)

-----------------------

         1 Less than 1%.

         2 Messrs. Harkins and Boll are directors of the Company.

         The Company, ML-Lee Acquisition Fund, L.P., a Delaware limited partnership (the "Lee Fund"), certain affiliates of Thomas H. Lee Company (the "Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies, and certain members of the Company's management are parties to a Registration Rights Agreement dated as of November 9, 1992. Pursuant to the terms of this agreement, the Company has agreed to pay all expenses in connection with the Offering and has agreed to indemnify the parties thereto against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Company was a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. The services under this

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



Management Agreement were in the field of financial and strategic corporate planning and such other management areas as the parties mutually agreed. These services included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began on September 19, 1988. Effective November 18, 1996, the Company paid the Lee Company $180,000 annually in consideration for the services provided by the Lee Company under the Management Agreement. Prior to November 19, 1996, the Company paid an annual fee in the amount of $250,000. On June 30, 1997, in conjunction with the Company's repurchase of 750,000 shares of its Common Stock at $20 per share from the Lee Fund, and certain of the other Selling Stockholders, the Lee Company agreed to reduce the annual fee payable to it under the Management Agreement to $90,000. On November 18, 1997, in conjunction with the Company's repurchase of 413,201 shares of its Common Stock at $25 per share from the Lee Fund and certain of the Selling Stockholders, the Management Agreement was terminated. David V. Harkins is a Senior Managing Director of the Lee Company.
C. Hunter Boll, Scott A. Schoen and Anthony J. DiNovi are each a Managing Director of the Lee Company. Thomas R. Shepherd is a consultant to the Lee Company. John W. Childs is an officer of the investment adviser of the Lee Fund.

                              PLAN OF DISTRIBUTION

         The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares may be deemed to be underwriting compensation.



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



                             VALIDITY OF SECURITIES

         The validity of the Shares to which this Prospectus relates will be passed upon for the Company and the Selling Stockholders by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia.


                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1995, the related statements of income, changes in stockholders' equity and cash flows for each of the years in the period ended December 31, 1996, and the related financial statement schedule, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.



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